UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2005

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact Name of registrant as specified in its charter)

Delaware	11-2962027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2005, MOMS Pharmacy, Inc., a California corporation and wholly-owned subsidiary of Allion Healthcare, Inc., entered into a letter agreement with Oris Medical Systems, Inc., a California corporation based in San Diego. The letter contemplates a potential software licensing arrangement under which we would secure an exclusive license from Oris Medical to use an electronic prescription writing system (Ground Zero Software’s LabTracker™ software) that is tailored to address the needs of physicians who treat HIV and AIDS patients. Under such a license, we would pay Oris Medical a per patient royalty fee (for patients using the software) that would be capped at $40 million. We believe this software would enhance communications between our pharmacies and physicians across the country.

We are not obligated to enter into this software license or to complete any other transaction with Oris Medical. However, to secure the exclusive right to negotiate a software license with Oris Medical, or to negotiate an acquisition of Oris Medical, we have made, and have agreed to make, certain payments to Oris Medical. We paid Oris Medical $100,000 and have agreed to pay them an additional $50,000 per month in each of April, May and June 2005 to cover Oris Medical’s monthly operating expenses. (If actual monthly operating expenses are higher, we are not obligated to pay any higher monthly amount unless we have consented to the excess expenses in advance.) In addition, if we complete an initial public offering of Allion common stock, we have agreed to pay Oris Medical an additional $1 million within three days of completion of that offering. In exchange for these payments, Oris Medical granted us an exclusivity right through August 31, 2005. We have the right, at our sole option, to extend this exclusivity period for up to four successive one-month periods if we pay Oris Medical’s monthly operating expenses for July-October 2005, up to $50,000 per month (with any higher monthly amounts being subject to our prior consent).

We may not reach a definitive agreement on either a licensing or acquisition transaction with Oris Medical.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 7, 2005

Allion Healthcare, Inc.

	By:	/s/ James G. Spencer
James G. Spencer
Chief Financial Officer, Secretary and Treasurer